ITEM 77C – The New Germany Fund, Inc.

Registrant incorporates by reference to the Proxy Statement filed on May 20, 2008 (Accession No. 0000950123-08-005944).

The Annual Meeting of Stockholders of The New Germany Fund, Inc. was held on June 20, 2008.  At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below):

1.	To elect six Directors to serve for a term of various lengths and until their successors are elected and qualify.

		Number of Votes:
Director	For		Withheld
Detlef Bierbaum	14,588,087		1,117,522
Dr. Kurt W. Bock	14,591,216		1,114,394
John Bult	14,573,727		1,131,883
John H. Cannon	14,594,633		1,110,976
Werner Walbröl	14,578,075		1,127,535
Peter Zühlsdorff	14,567,872		1,137,737

2.
To ratify the appointment by the Audit Committee and the Board of Directors of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors for the fiscal year ending December 31, 2008.

	Number of Votes:
For	Against	Abstain
15,562,681	102,959	39,971

In addition to the four Class II nominees, Messrs. John Bult, John H. Cannon, Werner Walbröl and Peter Zühlsdorff proposed for re-election, the Nominating Committee of The New Germany Fund, Inc. recommended and all of the current members of the Board of Directors approved the nomination for election of two current directors of The Central Europe and Russia Fund, Inc. and The European Equity Fund, Inc., Mr. Detlef Bierbaum and Dr. Kurt W. Block.  The purpose for the additional directors’ nominations is to conform membership across the Boards of all funds in the Family of Investment Companies consisting of The Central Europe and Russia Fund, Inc., The New Germany Fund, Inc. and The European Equity Fund, Inc.  The Family of Investment Companies are closed-end funds that share the same investment adviser and manager and hold themselves our as related companies.  Messrs. Bierbaum and Bock will serve terms of office of various lengths and until his successor is elected and qualifies.

With the election of the above-named Directors, The New Germany Fund, Inc. is governed by Detlef Bierbaum, Dr. Kurt W. Bock, John Bult, Ambassador Richard R. Burt, John H. Cannon, Richard Karl Goeltz, Dr. Franz Wilhelm Hopp, Dr. Friedbert H. Malt, Ernst-Ulrich Matz, Christian H. Strenger, Dr. Frank Trömel, Robert H. Wadsworth, Werner Walbröl and Peter Zühlsdroff.